Exhibit 5.1
[Letterhead of Cahill Gordon & Reindel LLP]
April 18, 2007
National HealthCare Corporation
100 Vine Street, Suite 1400
Murfreesboro, TN 37130
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to National HealthCare Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) 10,822,893 shares of the Company’s Series A Convertible Preferred Stock, $.01 par value per share (the “Preferred Stock”), which are to be issued as consideration in the merger of National Health Realty, Inc. (“NHR”) with and into Davis Acquisition Sub LLC, an indirect wholly-owned subsidiary of the Company (“Davis Acquisition Sub”), pursuant to the Agreement and Plan of Merger, dated as of December 20, 2006, by and among the Company, Davis Acquisition Sub, NHC/OP, L.P., a Delaware limited partnership and indirect subsidiary of the Company, and NHR (the “Merger Agreement”); and (ii) 2,619,573 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), which may be issued from time to time upon the conversion of the Preferred Stock.
     This opinion letter is delivered in accordance with the requirements of the Item 601 (b) (5) of Regulation S-K under the Act.
     In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies of certain records of the Company and its subsidiaries, certain agreements, certificates of public officials, certificates of officers and representatives of the Company and its subsidiaries and certain other documents. In such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed or photocopied. We have also assumed that the Registration Statement has become effective under the Act.
     Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we advise you that, in our opinion, assuming that the stockholders of the Company have approved the amendment to the Company’s certificate of incorporation described in the Registration Statement and such amendment and the certificate of designations for the Preferred Stock (the “Certificate of Designations”) have been filed with the Secretary of State of the State of Delaware, (i) when the Preferred Stock is issued pursuant to, and in accordance with, the Merger Agreement, the Preferred Stock will be validly issued, fully paid and non-assessable and (ii) when the Common Stock into which the Preferred Stock is convertible is issued upon conversion of the Preferred Stock in accordance with the Certificate of Designations, such Common Stock will be validly issued, fully paid and non-assessable.
     In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed on or about the date hereof, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Cahill Gordon & Reindel LLP